                                                                    EXHIBIT 23.1



                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Ariba, Inc.



We consent to the incorporation by reference herein of our report dated
October 18, 1999, except for Note 8, as to which the date is December 16, 1999, relating to the consolidated financial statements of Ariba, Inc. and subsidiaries as of September 30, 1999 and 1998 and the related consolidated statements of operations and other comprehensive income (loss), stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1999, and the related financial statement schedule, which report appears in the September 30, 1999 annual report on Form 10-K of Ariba, Inc.

Mountain View, California
September 26, 2000
                                   /s/KPMG LLP
                                   KPMG LLP